Exhibit 10.2

INTERNATIONAL TOWER HILL MINES LTD.

2017 DEFERRED SHARE UNIT INCENTIVE PLAN

Dated for Reference April 4, 2017

Article 1
INTRODUCTION

1.1	Purpose

The purpose of this Plan is to recognize contributions made by Directors, Officers and Employees and to provide for an incentive for their continuing relationship with International Tower Hill Mines Ltd. and its Subsidiaries.

Article 2
INTERPRETATION

2.1	Definitions

For purposes of the Plan:

(a)	“Account” means an account maintained by the Corporation for each Participant and which shall be credited by means of a book-keeping entry with DSUs that are granted in accordance with the terms of the Plan and the applicable DSU Agreements;

(b)	“Applicable Withholding Amounts” is defined in Section 4.11(b) of the Plan;

(c)	“Board” means the Board of Directors of the Corporation as may be constituted from time to time;

(d)	“Cash Option DSUs” is defined in Section 4.1(a)(ii) of the Plan;

(e)	“Cash Payment” means a cash payment equal to (i) the number of DSUs in respect of which the applicable Participant has elected to receive a cash payment in lieu of Payment Shares pursuant to Section 4.8 multiplied by (ii) the Fair Market Value of a Share on the Distribution Date;

(f)	“Cash Settlement Notice” is defined in Section 4.8 of the Plan;

(g)	“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan; provided, however, that if no such committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references in the Plan to “Committee” shall at such time be in reference to the Board;

(h)	“Corporation” means International Tower Hill Mines Ltd.;

(i)	“Director” means a director of the Corporation or a Subsidiary of the Corporation;

(j)	“Distribution Date” is defined in Section 4.6 of the Plan;

(k)	“Distribution Date Notice” is defined in Section 4.6 of the Plan;

(l)	“Dividend Equivalents” is defined in Section 4.4 of the Plan;

(m)	“DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 4;

(n)	“DSU Agreement” is defined in Section 4.2 of the Plan;

(o)	“Eligible Person” means any person who is a Director, Officer or Employee;

(p)	“Employee” means an employee of the Corporation or a Subsidiary of the Corporation, other than an Officer;

(q)	“Fair Market Value” of a Share, as at any date, means the weighted average of the prices at which the Shares traded on the TSX (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume of the Shares occurs) for the five (5) trading days on which the Shares traded on such exchange immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value of a Common Share shall be the fair market value of a Share as determined by the Board in its discretion, acting reasonably and in good faith;

(r)	“Insider” means an “insider” as that term is defined in Part I of the TSX Company Manual;

(s)	“Officer” means an officer of the Corporation or a Subsidiary of the Corporation;

(t)	“Participant” means an Eligible Person to whom a grant of DSUs is made in accordance with the Plan;

(u)	“Payment Shares” is defined in Section 4.7(a) of the Plan;

(v)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(w)	“Plan” means this Deferred Share Unit Incentive Plan as amended, restated, supplemented or otherwise modified from time to time;

(x)	“Security Based Compensation Arrangement” means a “security based compensation agreement” as that term is defined in Part VI of the TSX Company Manual;

(y)	“Separation Date” means, in respect of a Participant, the date on which such Participant Terminated Service, and, for greater certainty, the Separation Date shall not be delayed or otherwise affected by any deemed notice periods or extensions of leave or salary and benefits;

(z)	“Share” means a common share without par value in the capital of the Corporation or, in the event of an adjustment contemplated by Section 4.9, such other number or type of securities as the Committee may determine;

(aa)	“Subsidiary” means a “subsidiary” as that term is defined in the Business Corporations Act (British Columbia);

(bb)	“Terminated Service” means that the Participant has ceased to hold any office as a Director, Officer or Employee, including as a result of disability or death;

(cc)	“TSX” means the Toronto Stock Exchange; and

(dd)	“TSX Company Manual” means the Toronto Stock Exchange Company Manual, as amended from time to time.

2.2	Interpretation

(a)	Words in the singular include the plural and words in the plural include the singular.

(b)	The headings in this document are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

(c)	The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this document as a whole and not to any particular Article, Section, paragraph or other part hereof.

(d)	Wherever the word “include”, “includes” or “including” is used, it shall be deemed to be followed by the words “without limitation”.

(e)	Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of the Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be.

(f)	Unless otherwise specified, all references to money amounts are to Canadian currency.

Article 3
ADMINISTRATION OF THE PLAN

3.1	Administration of the Plan

(a)	Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law and subject to Section 3.1(b), the Plan shall be administered by the Committee and the Committee has sole and complete authority, in its discretion, to:

(i)	interpret and construe any provision hereof and decide all questions of fact arising in their interpretation;

(ii)	adopt, amend, suspend and rescind such rules and regulations for administration of the Plan as the Board may deem necessary in order to comply with the requirements of the Plan, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(iii)	exercise rights reserved to the Corporation under the Plan;

(iv)	take any and all actions permitted by the Plan;

(v)	prescribe forms for notices to be prescribed by the Corporation under the Plan; and

(vi)	make any other determinations and take such other action in connection with the administration of the Plan that it in good faith deems necessary or advisable.

The Committee’s determinations and actions under the Plan are final, conclusive and binding on the Corporation, the Participants and all other Persons.

(b)	To the extent permitted by applicable law, the Committee may, from time to time, delegate to any specified officer of the Corporation all or any of the powers of the Committee. In such event, the specified officer shall exercise the powers delegated to it by the Committee in the manner and on the terms authorized by the Committee. Any decision made or action taken by the specified officer arising out of or in connection with the administration or interpretation of the Plan in this context is final, binding and conclusive on the Corporation, the Participants and all other Persons.

3.2	Eligibility

Any individual who at the relevant time is an Eligible Person is eligible to participate in the Plan. Eligibility to participate does not confer upon any individual a right to receive a grant of DSUs pursuant to the Plan.

3.3	Exemption from Plan Participation

Notwithstanding any other provision of the Plan, if a Participant is resident in a jurisdiction in which a grant of DSUs under the Plan might be considered to be income which is subject to taxation at the time of such grant, the Participant may elect not to participate in the Plan by providing a written notice to the Chief Financial Officer of the Corporation.

3.4	Discretionary Relief

Notwithstanding any other provision hereof, the Board may, in its discretion, waive any condition set out herein if it determines that specific individual circumstances warrant such waiver.

Article 4
DEFERRED SHARE UNITS

4.1	Grant of Deferred Share Units

(a)	The Committee may, from time to time in its discretion, grant DSUs to Eligible Persons and, upon such grant, such Eligible Persons shall become Participants in the Plan. For greater certainty, such DSUs shall be governed by the provisions of the Plan and the respective DSU Agreement (as defined below). In respect of each grant of DSUs, the Committee shall determine on the date of such grant:

(i)	the number of DSUs allocated to the Participant;

(ii)	whether the Participant shall be entitled to elect to receive a Cash Payment in lieu of Payment Shares in respect of such DSUs on the Distribution Date (such DSUs, “Cash Option DSUs”);

(iii)	any vesting conditions that may be applicable to such grant; and

(iv)	such other terms and conditions of the DSUs applicable to the grant.

(b)	The Corporation shall not make any grant of DSUs pursuant to the Plan unless and until such grant or issuance and delivery can be completed in compliance with all applicable laws, including tax regulations, and all other regulations, rules, orders of governmental or regulatory authorities and the requirements of all applicable stock exchanges upon which Shares are listed. The Corporation shall be obligated to take all reasonable action to comply with any such laws, regulations, rules, orders or requirements.

(c)	One or more accounts shall be maintained by the Corporation in respect of each Participant and shall be credited with DSUs granted to such Participant from time to time.

4.2	DSU Agreement

All grants of DSUs hereunder shall be documented by an agreement between the Corporation and the applicable Participant in substantially the form set out in Schedule B hereto (a “DSU Agreement”).

4.3	Vesting

Unless otherwise provided at the time of grant, DSUs shall be fully vested upon being granted.

4.4	Adjustments for Dividends

Subject to Section 5.2(c), where a cash dividend is paid on Shares, any DSU granted to a Participant prior to the record date for such dividend shall be adjusted so that the number of Payment Shares that shall be issued in respect of a DSU, or shall be issuable for the purposes of determining the Cash Payment in respect of a DSU pursuant to Section 4.7 or 4.8, as the case may be, shall be increased by the amount which is the quotient obtained by dividing the amount of the dividend per Share by the Fair Market Value of a Share as of the record date for such dividend, with fractions computed to three decimal places (“Dividend Equivalents”). The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

4.5	Reporting of Deferred Share Units

The Corporation shall provide each Participant with a statement of his or her Account(s) on an annual basis.

4.6	Distribution Date Election

For the purposes of Sections 4.6, 4.7 and 4.8, where the Participant is deceased and the context requires, references to “Participant” shall be in reference to the Participant’s estate and where the Participant is required to make an election, the legal representative of the Participant’s estate may make such election. A Participant who has Terminated Service shall have the right to receive Payment Shares or, where applicable, a Cash Payment in respect of DSUs recorded in the Participant’s Account(s) in accordance with Sections 4.7 or 4.8, as applicable, on the date (the “Distribution Date”) as the Participant may elect by written notice (a “Distribution Date Notice”) delivered to the Chief Financial Officer of the Corporation on or before November 15 of the calendar year following the calendar year in which the Separation Date occurs; provided, however, that in no event shall the Distribution Date be earlier than the Separation Date or later than December 1 of the calendar year following the calendar year in which the Separation Date occurs. If the Participant fails to deliver a Distribution Date Notice as provided herein, the Distribution Date shall be deemed to be December 1 of the calendar year following the calendar year in which the Separation Date occurs.

4.7	Distribution of Deferred Share Units in Payment Shares

Subject to Sections 4.8 and 4.11:

(a)	The Corporation shall, within ten (10) business days after the Distribution Date, issue to the Participant that number of treasury Shares equal to the number of DSUs in the Participant’s Account(s) that became payable on the Distribution Date (the “Payment Shares”), provided that the Corporation shall not be required to issue any fractional share or make any payment in lieu thereof.

(b)	The Corporation shall not be required to issue or cause to be delivered Payment Shares or issue or cause to be delivered certificates evidencing Payment Shares, unless and until such issuance and delivery can be completed in compliance with the applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of all applicable stock exchanges upon which Shares are listed. The Corporation shall be obligated to take all reasonable action, on a timely basis, to comply with any such laws, regulations, rules, orders, or requirements.

4.8	Distribution of Deferred Share Units as Cash Payment

In the event any DSUs in the Participant’s Account(s) are Cash Option DSUs and the Participant elects to receive a cash payment in lieu of Payment Shares in respect of a portion or all of such DSUs by providing a written notice to the Chief Financial Officer of the Corporation at least fifteen (15) business days prior to the Distribution Date (a “Cash Settlement Notice”), subject to Section 4.11, the Participant shall be entitled to receive a Cash Payment, which shall be paid to the Participant within ten (10) business days after the Distribution Date. If the Participant fails to deliver a Cash Settlement Notice as provided in this Section 4.8, the Participant shall be issued Payment Shares in respect of all of the DSUs in the Participant’s Account(s) in accordance with Section 4.7.

4.9	Adjustments to Deferred Share Units

In the event: (a) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Shares at prices substantially below Fair Market Value as of the date of grant (other than the payment of dividends in respect of the Shares as contemplated by Section 4.4); or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities or property, the Board may make such adjustments to the Plan, the DSU Agreements and the DSUs outstanding under the Plan as the Board may, in its discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants hereunder and/or to provide for the Participants to receive and accept such other securities or property in lieu of Shares as the Board in its discretion considers fair and appropriate in the circumstances, and the Participants shall be bound by any such determination.

4.10	U.S. Taxpayers

The rules set forth in Schedule A hereto apply to any Participant who is a U.S. Taxpayer (as defined therein) and form a part of the Plan.

4.11	Taxes

(a)	A Participant shall be solely responsible for reporting and paying income tax payable in respect of any Shares or cash received by the Participant under the Plan. The Corporation shall provide each Participant (or cause each Participant to be provided with) such information as may be required by applicable law to report income, if any, arising upon the grant or exercise of rights under the Plan by a Participant.

(b)	The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of the issuance of Payment Shares or the payment of a Cash Payment, as the case may be) a Participant to remit to the Corporation, an amount to satisfy, in whole or in part, and as determined by the Corporation, federal, provincial, state, and local taxes, domestic or foreign, required by law to be withheld (including any social insurance or social security contributions, including under the Canada Pension Plan) with respect to any taxable event arising as a result of the Plan, including the grant of DSUs or the issuance of Payment Shares or payment of a Cash Payment under the Plan (collectively, “Applicable Withholding Amounts”). The Corporation shall have the irrevocable right to set off, and the Participant consents to the Corporation setting off, Applicable Withholding Amounts, in whole or in part, against amounts otherwise owing by the Corporation to such Participant (whether arising pursuant to the Participant relationship as an Officer or Employee or as a result of the Participant providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Participant and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy Applicable Withholding Amounts, in whole or in part, by withholding such number of Payment Shares as it determines are required to be sold by the Corporation, as agent on behalf of the Participant, to satisfy Applicable Withholding Amounts net of selling costs (which costs shall be the responsibility of the Participant and which shall be and are authorized to be deducted from the proceeds of sale). The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Payment Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Payment Shares. Any amounts in excess of Applicable Withholding Amounts received by the Corporation pursuant to such sale (net of selling costs) shall be paid to the Participant as soon as reasonably practicable following such sale. Any reference in the Plan to the issuance of Payment Shares pursuant to Section 4.7 or the payment of a Cash Payment pursuant to Section 4.8 is expressly subject to this Section 4.11(b).

4.12	DSUs Non-Transferable

Except as required by law, the rights of a Participant hereunder are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

4.13	Effect of Payment

Upon payment in full of the value of all of the DSUs in the Participant’s Account(s) by way of Payment Shares and/or a Cash Payment, as the case may be, less Applicable Withholding Amounts, the DSUs shall be cancelled and no further payments shall be made to the Participant under the Plan.

Article 5
GENERAL

5.1	Limits on Issuances

Notwithstanding any other provision of the Plan:

(a)	the maximum number of Shares issuable pursuant to outstanding DSUs at any time shall be limited to 10.0% of the aggregate number of issued and outstanding Shares, provided that the maximum number of Shares issuable pursuant to outstanding DSUs and all other Security Based Compensation Arrangements, shall not exceed 10.0% of the Shares outstanding from time to time;

(b)	the number of Shares reserved for issuance to any one Participant under all Security Based Compensation Arrangements shall not exceed 5.0% of the issued and outstanding Shares;

(c)	the number of Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10.0% of the issued and outstanding Shares; and

(d)	the number of Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10.0% of the issued and outstanding Shares.

For the purposes of this Section 5.1, issued and outstanding Shares are computed on a non-diluted basis. Any increase in the issued and outstanding Shares (whether as a result of the issue of Shares pursuant to DSUs or otherwise) will result in an increase in the number of Shares that may be issued pursuant to DSUs outstanding at any time and any increase in the number of DSUs granted will, upon the issue of Shares pursuant thereto, make new grants available under the Plan. Further, if the acquisition of Shares by the Corporation for cancellation should result in the foregoing tests no longer being met, this shall not constitute non-compliance with this Section 5.1 for any grants outstanding prior to such purchase of Shares for cancellation.

DSUs that are cancelled or terminated shall result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of DSUs pursuant to the Plan to the extent of any Shares issuable thereunder that are not issued under such cancelled or terminated DSUs.

5.2	Amendment, Suspension, or Termination of Plan

(a)	The Board may amend, suspend or discontinue the Plan or amend any DSU or DSU Agreement at any time without the consent of any Participant, provided that such amendment, suspension or termination shall not adversely alter or impair the rights of any Participant in respect of any DSU previously granted to such Participant under the Plan, except as otherwise permitted hereunder. In addition, the Board may, by resolution, amend the Plan or any DSU granted under it (together with any related DSU Agreement) without shareholder approval; provided, however, that at any time while the Shares are listed for trading on the TSX, the Board shall not be entitled to amend the Plan or any DSU granted under it (together with any related DSU Agreement) without shareholder and, if applicable, TSX approval: (i) to increase the maximum number of Shares issuable pursuant to the Plan; (ii) to permit the assignment or transfer of a DSU other than as provided for in the Plan; (iii) to add to the categories of persons eligible to participate in the Plan; (iv) to remove or amend Section 5.1(c), or Section 5.1(d); (v) to remove or amend this Section 5.2(a); or (vi) in any other circumstances where TSX and shareholder approval is required by the TSX.

(b)	Without limitation of Section 5.2(a), the Board may (i) correct any defect in the manner and to the extent or reconcile any inconsistency in the Plan and (ii) establish, amend, and rescind any rules and regulations relating to the Plan it deems necessary or desirable for the administration of the Plan.

(c)	If the Board terminates or suspends the Plan, previously credited DSUs shall remain outstanding and in effect in accordance with the terms of the Plan. If DSUs remain outstanding after Plan termination or suspension, such DSUs shall not be entitled to Dividend Equivalents unless at the time of termination or suspension the Committee determines that the entitlement to Dividend Equivalents after termination or during suspension, as applicable, should be continued. Subject to the foregoing sentence, if the Board terminates or suspends the Plan, no new DSUs shall be credited to the Account(s) of a Participant.

5.3	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted regulatory authority. Should the Committee, in its discretion, determine that it is not feasible or desirable to issue Payment Shares in respect of DSUs due to such laws or regulations, such obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis). If the Committee determines that the listing, registration or qualification of the Shares subject to the Plan upon any securities exchange or under any provincial, state, federal or other applicable law, or the consent or approval of any governmental body or stock exchange is necessary or desirable, as a condition of, or in connection with, the crediting of DSUs or the issue of Payment Shares hereunder, the Corporation shall be under no obligation to credit DSUs or issue Payment Shares hereunder unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

5.4	Reorganization of the Corporation

The existence of any DSUs shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.5	Assignment

Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any company acquiring all or substantially all of the assets or business of the Corporation.

5.6	Participation is Voluntary; No Additional Rights

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Corporation to ensure the continued employment or service of such Participant. Nothing in the Plan shall be construed to provide the Participant with any rights whatsoever to participate or continue participation in the Plan or to compensation or damages in lieu of participation, whether upon termination of service as a Director, Officer or Employee or otherwise. The Corporation does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

5.7	No Shareholder Rights

Under no circumstances shall DSUs be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Shares by virtue of the grant of DSUs.

5.8	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and the Corporation shall not secure its obligations under the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of DSUs under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

5.9	Market Fluctuations

No amount shall be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares, nor shall any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to Participants with respect to the Plan or the Shares whatsoever. In seeking the benefits of participation in the Plan, a Participant agrees to accept all risks associated with a decline in the market price of Shares.

5.10	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to the Board and other third parties in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

5.11	Indemnification

Each Director shall at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever, including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

5.12	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to principles of conflict of laws.

APPROVED by the Board this 4th day of April, 2017.

Schedule A
PLAN PROVISIONS APPLICABLE TO U.S. TAXPAYERS

The provisions of this Schedule A apply to DSUs held by a U.S. Taxpayer to the extent such DSUs are subject to U.S. taxation. The following provisions apply, notwithstanding anything to the contrary in the Plan. All capitalized terms used in this Schedule A and not defined herein shall have the meaning attributed to them in the Plan.

“Section 409A” means Section 409A of the United States Internal Revenue Code and the regulations and authority promulgated thereunder.

“Separation Date” shall mean the date on which the Participant incurs a “separation from service” within the meaning of Section 409A.

“U.S. Taxpayer” shall mean any person who is a U.S. citizen, U.S. permanent resident, or other person who has been granted or is eligible to be granted a DSU under the Plan that is otherwise subject to U.S. taxation.

1.	Notwithstanding Section 4.6 of the Plan, the following procedure shall be used to determine a Distribution Date for DSUs that are subject to this Schedule A.

(a)	For a Participant who is a U.S. Taxpayer, the Distribution Date shall be the Separation Date, subject to clause (b) below.

(b)	Notwithstanding the foregoing, if any U.S. Taxpayer is determined to be a “specified employee” (as determined under Section 409A, in accordance with the Corporation’s policies) at the Separation Date, then the Distribution Date shall not be earlier than the date that is six (6) months following his or her Separation Date.

2.	Notwithstanding any election by the Participant or the legal representative of the Participant’s estate of a Distribution Date, upon the death of a Participant prior to the issuance of Payment Shares (or, where applicable, the payment of a Cash Payment) in respect of the DSUs in his or her Account(s), Payment Shares shall be issued or, where applicable, a Cash Payment in respect of DSUs recorded in the Participant’s Account(s) in accordance with Sections 4.7 or 4.8, as applicable, shall be made to the estate of such Participant on the first business day that occurs following ninety (90) days after the Participant’s date of death. No election of an alternative payment date by the estate or beneficiary shall be permitted.

3.	Miscellaneous.

Notwithstanding anything to the contrary in the Plan, no consent to an amendment, suspension or termination that adversely affects the DSUs previously granted to a U.S. Taxpayer under Section 409A shall be required if such amendments are considered by the Committee, on the advice of counsel, to be necessary or desirable in order to avoid adverse U.S. tax consequences to the U.S. Taxpayer.

No provision of the Plan or amendment to the Plan may permit the acceleration of payments under the Plan to U.S. Taxpayers contrary to the provisions of Section 409A.

In the event of a termination of the Plan, no payments to U.S. Taxpayers shall be made, except on the schedule permitted by Section 409A.

All provisions of the Plan shall continue to apply to the U.S. Taxpayer to the extent they have not been specifically modified by this Schedule A. In regard to a U.S. Taxpayer, the Committee shall interpret all Plan provisions in a manner that does not cause a violation of Section 409A.

4.	Restrictions on Deferred Share Units of Certain Dual Taxpayers.

This Section 5 shall only apply in respect of DSUs of a U.S. Taxpayer if, at the time a payment in respect of the DSUs is required to be made under the Plan, the U.S. Taxpayer would be liable to tax in respect of such payment, if made as otherwise provided, under the Income Tax Act (Canada) (in this Section 5 referred to as the “Canadian Tax Rules”).

If a payment in respect of DSUs of a U.S. Taxpayer is otherwise required to be made at any time, but for this Section 5 and such payment would, if made, comply with Section 409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of the Plan and this Schedule A, unless the Committee determines that payment in respect of the DSUs can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the U.S. Taxpayer in a manner that causes the payment to be included in the U.S. Taxpayer’s income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the U.S. Taxpayer at such time and in such manner as complies with the requirements of the Canadian Tax Rules.

Schedule B
FORM OF DSU AGREEMENT

DEFERRED SHARE UNIT AGREEMENT

This agreement is entered into this _____ day of ______________, 20___, between International Tower Hill Mines Ltd. (the “Corporation”) and __________________________ (the “Participant”) pursuant to the 2017 Deferred Share Unit Incentive Plan (the “Plan”) adopted by the Corporation on April 4, 2017, as amended from time to time.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Participant agree as follows:

1.	All capitalized terms used in this agreement and not defined herein shall have the meaning attributed to them in the Plan.

2.	The Corporation hereby grants to the Participant ___________________ deferred share units (the “DSUs”) of the Corporation. The Fair Market Value of a Share as of the date hereof is $__________.

3.	The granting of the DSUs (and the issue of Payment Shares [and/or payment of a Cash Payment] in respect thereof) are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this agreement.

4.	[Without limiting the generality of Section 3 hereof, the Participant shall be entitled to elect to receive a Cash Payment in lieu of Payment Shares in respect of the DSUs in accordance with the terms of the Plan. For greater certainty, the DSUs granted hereby are Cash Option DSUs.] [or] [The DSUs granted hereby are not Cash Option DSUs.]

5.	Pursuant to and in accordance with Section 4.11(b) of the Plan, the Participant irrevocably appoints the Corporation to be his or her attorney for the purpose of effecting the sale of Payment Shares to satisfy any Applicable Withholding Amounts should the Corporation elect to do so.

6.	The Participant confirms and acknowledges that he or she has not been induced to enter into this agreement by expectation of employment or continued employment with the Corporation.

INTERNATIONAL TOWER HILL MINES LTD.

By:
Name:
Title:

WITNESSED BY:

Witness signature	Participant
Name:
Address: